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                                                                    EXHIBIT 99.1



                          News Release


Media Contacts:                             Investor Contacts:
Secret F. Wherrett                          Tania C. Almond
Digex                                       Digex
240.456.3556                                240.456.3800
secret.wherrett@digex.com                   tania.almond@digex.com

Digex Announces Nasdaq Delist Notice and Plans Appeal

LAUREL, Md., December 13, 2002 - Digex, Incorporated (Nasdaq: DIGX), today announced that on December 6, 2002 it received a letter from the Nasdaq Listing Qualifications Department indicating that the Company is subject to delisting from the Nasdaq SmallCap Market because of its failure to regain compliance with the minimum USD$1.00 bid price per share requirement, set forth in Marketplace Rule 4310(c)(8)(D).

"We have requested a hearing to appeal the Staff's determination," said George Kerns, Digex president and CEO. "Regardless of the outcome, we will continue with initiatives to further grow the company and ultimately meet the criteria. It is also important to note that this process and the outcome will not affect our day-to-day operations and does not change our previously announced exploration of strategic alternatives."

Digex is not eligible for an additional 180 day calendar day grace period given that it does not meet the initial listing criteria for the SmallCap Market under Marketplace Rule 4310(c)(2)(A), which states that "[f]or initial inclusion, the issuer shall have (i) stockholders' equity of $5 million; (ii) market value of listed securities of $50 million...; or (iii) net income from continuing operations of $750,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years." The market value calculation is based on the number of Digex Class A shares alone and does not include Class B shares. Digex currently does not meet the initial listing criteria.

The continued listing criteria for the SmallCap Market under Marketplace Rule 4310(c)(2)(B) states that "the issuer shall have (i) stockholders' equity of $2.5 million; (ii) market value of listed securities of $35 million...; or (iii) net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years." Digex currently does not meet the continued listing criteria.

The Company has requested a hearing before the Nasdaq Listing Qualifications Panel to review the determination reached by the Nasdaq Listing Qualifications Department. The hearing is expected to be scheduled within 45 days of the filing of the hearing request. Digex's stock will continue to be listed on The Nasdaq SmallCap Market pending the panel's decision. There can be no assurance the Nasdaq Panel will grant the Company's request for continued listing. If delisted, the Company would seek to have its Class A common stock traded in the over-the-counter market via the Electronic Bulletin Board.

About Digex

Digex is a leading provider of managed Web and application hosting services. Digex customers, from mainstream enterprise corporations to Internet-based businesses, leverage Digex's services to deploy secure, scaleable, high performance e-Enablement, Commerce and Enterprise IT business solutions. Additional information on Digex is available at www.digex.com.
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